Exhibit 34.1

Deloitte & Touche LLP
111 S. Wacker Drive
Chicago, IL 60606
USA

Tel: +1 312 486 1000
Fax: +1 312 486 1486
www.deloitte.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of
John Deere Capital Corporation:

We have examined management’s assertion, included in the accompanying Management’s Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria, that John Deere Capital Corporation (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the asset backed securities transactions that are backed by the same asset type backing the asset backed securities issued by John Deere Owner Trust 2006 that were completed after January 1, 2006 and registered with the SEC pursuant to the Securities Act of 1933 (the “Platform”), as of and for the year ended October 31, 2008, excluding criteria 1122(d)(2)(ii), 1122(d)(3)(ii)-(iii) pertaining to the actual disbursement or remittance of funds to the investors (which disbursement is the responsibility of a different servicer), and 1122(d)(4)(ix) — (xiii) and (xv), which management has determined are not applicable to the activities performed by the Company with respect to the Platform (management’s assertion identifies the individual asset-backed transactions defined by management as constituting the platform).  Management is responsible for the Company’s compliance with the servicing criteria.  Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States), and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities related to the Platform, determining whether the Company performed those selected activities in compliance with the servicing criteria during the specified period, and performing such other procedures as we considered necessary in the circumstances.  Our procedures were limited to selected servicing activities performed by the Company during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset-backed transaction included in the Platform.  Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report.  We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

Member of
Deloitte Touche Tohmatsu

January 15, 2009

In our opinion, management’s assertion that the Company complied with the aforementioned applicable servicing criteria as of and for the year ended October 31, 2008, for the Platform is fairly stated, in all material respects.

January 15, 2009